SORL Auto Parts Reports Net Income
Increased by 124.6% in the First Quarter of 2014

- Revenues Increased by 21.1% with Gross Margin Rising to 30.8%

ZHEJIANG, China, May 16, 2014 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its unaudited financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Highlights

•	Revenues for the first quarter of 2014 increased by 21.1% to $50.0 million;
•	Gross margin increased to 30.8% in the first quarter of 2014;
•	Net Income increased by 124.6% to $2.8 million, or $0.14 per diluted share;
•	Cash and cash equivalents were $35.8 million compared with $28.2 million at December 31, 2013.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman stated “we are pleased to report strong revenue growth in a slow season, with higher profitability in the first quarter of 2014. Our market share grew in the first quarter of 2014 and the revenues for our three market segments (OEM market, aftermarket, and international market) all increased in the first quarter of 2014 compared with the first quarter in 2013, respectively. With our growing market share, new products, many OEM relationships in China and financial strength, we are well positioned for future growth."

First Quarter 2014 Financial Performance

For the first quarter of 2014, net sales were $50.0 million, compared with $41.3 million for the first quarter of 2013. Revenues from the Company’s domestic OEM customers increased by 25.4% to $28.6 million, compared with $22.8 million for the first quarter of 2013. The Company’s domestic aftermarket revenues rose by 14.1% to $10.5 million, compared with $9.2 million in the first quarter of 2013. Revenues from international market increased by 17.2% to $10.9 million, compared with $9.3 million in the first quarter in 2013.

Higher spending on real estate and infrastructure construction generated higher demand for commercial vehicles, especially trucks in the first quarter of 2014. The growing number of warranty expirations is driving the Company's aftermarket growth. International sales grew as the distribution network increased to provide greater recognition of SORL to end users. Higher sales of new products contributed to the increased sales in the OEM market, aftermarket and international market.

The gross profit for the first quarter of 2014 increased by 25.9% to $15.4 million, from $12.2 million for the first quarter of 2013. Gross margin for the first quarter of 2014 improved to 30.8%from 29.6% for the first quarter of 2013. The gross margin increased primarily due to high value-added new products, more automated production line and the reclassifications of certain costs associated with post-sales product modifications at OEM sites, from costs of sales to selling and distribution expenses. Retrospective adjustments to the historical income statement have also been made to provide a consistent basis of comparison for the financial results. These reclassifications did not have a material impact on net earnings or the Company's financial condition in the first quarter of 2014. The Company believes its gross margin can be maintained by improving production efficiencies and introducing products with more advanced technologies.

Operating expenses increased to $11.5 million in the first quarter of 2014 from $10.0 million in the first quarter of 2013. The increase in operating expenses reflected higher expenditures in the selling and distribution, general and administrative, and research and development areas. As a percentage of revenue, operating expenses were 23.0% in the first quarter of 2014, compared with 24.1% in the first quarter of 2013.

•	Selling and distribution expenses were $5.7 million, or 11.4% of quarterly revenues, compared with $4.4 million, or 10.7% in the first quarter of 2013. The increase in expenses was mainly due to higher freight costs and packaging expenses during the quarter.

•	General and administrative expenses in the first quarter of 2014 were $4.3 million, or 8.6% of revenue compared with $4.2 million, or 10.1% in the first quarter of 2013.

•	Research and development expenses ("R&D") were $1.5 million, or 3.0% of revenue in the first quarter of 2014 compared with $1.4 million, or 3.4% of revenue in the first quarter of 2013. The Company continues to deploy resources for the development of new products, especially higher-margin electronically controlled products, and product upgrades of older products. Strict cost controls ensured the R&D expenditures were monitored for effectiveness.

Financial expenses decreased to $0.7 million from $0.9 million due to lower currency exchange losses during the first quarter of 2014 for the Company's export sales contracts.

Income before provision for income taxes increased by 140.0% to $3.6 million for the first quarter of 2014 compared to $1.5 million for the first quarter of 2013. The higher income reflected increased sales, higher gross profits and controlled expenses during the first quarter of 2014. The pretax income margin percentage was 7.2% in the first quarter of 2014, compared with 3.7% in the first quarter of 2013.

The provision for income taxes was $0.5 million, or a 14.3% tax rate, in the first quarter of 2014, which compared with $0.2 million, or a 10.9% tax rate, in the first quarter in 2013. Despite the fluctuation of the tax rate, the annual tax rate for 2014 is approximately 15%.

Net income attributable to stockholders for the first quarter of 2014 was $2.8 million, or $0.14 per basic and diluted share, compared with $1.2 million, or $0.06 on per basic and diluted share, in the first quarter of 2013.

Balance Sheet

As of March 31, 2014, the Company had cash and cash equivalents of $35.8 million compared to $28.2 million on December 31, 2013. Total equity increased to $206.9 million at March 31, 2014 compared with $199.5 million at December 31, 2013. At March 31, 2014, working capital increased to $151.0 million with a current ratio of 3.9 to 1.

Recent Developments

•	On January 13, 2014, SORL announced that the Company's new state-of-the-art testing center has been completed in January 2014.The new testing center approximates 1,500 square meters, and it has 13 rooms with nearly 111 instruments conducting different measurements on SORL's new and upgraded products. The Company expects to invest in additional advanced facilities to further enhance its testing capacity.

•	On March 10, 2014, SORL announced that the Company has received supplier awards from three of its major customers, Dongfeng Liuzhou Automobile Co., Ltd., Dongfeng Dana Axle Co., Ltd. and the Qingte Group. Dongfeng Liuzhou Automobile Co., Ltd. is a premiere designer and manufacturer of over 200 types of light-duty, medium-duty and heavy-duty commercial vehicles and multi-purpose vehicles (MPVs). Dongfeng Dana Axle Co., Ltd., the largest axle manufacturer in Asia, is a joint venture between Dongfeng Motor Co., Ltd. and Dana Holding Corporation. Qingte Group manufactures special vehicles, axles and auto parts. Qingte has received a number of accolades including as a "Top 100 Enterprise of China Auto Parts", and "Top 10 Independent Brand Enterprise of China Auto Parts".

•	On April 1, 2014, SORL announced that its 2014 annual stockholder meeting will be held at 8:00 PM China Standard Time on Thursday, June 20, 2014 in Meeting Room No 1, No.2666, Kaifaqu Road, Ruian Economic Development District, Ruian City, Zhejiang Province, Zip 325200, China. Stockholders of record as of the close of business on Friday, April 25, 2014 are entitled to notice of and to vote at the 2014 Annual Meeting.

Business Outlook

For the fiscal year 2014, management expected the net sales to be approximately $225.0 million and net income to be approximately $12.5 million. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

"Our results in the first quarter of 2014 are a direct outcome of our new product development, investment in advanced production equipment and our leading position in the Chinese OEM market for commercial braking systems. We have maintained a strong financial condition with $35.8 million in cash and cash equivalents and a 3.9 to 1 current ratio to support our expanding operations as our OEM business, aftermarket and international sales continued to post solid growth. Market share expansion and gross margin remain as our top priorities," commented Ms. Jinrui Yu, SORL’s Chief Operating Officer.

Conference Call

Management will host a conference call on Friday, May 16, 2014 at 8:00 a.m. EDT (8:00 p.m. Beijing Time) to discuss its 2014 first quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, or China toll free +86-400-120-2840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on June 16, 2014 (11:59 a.m. Beijing Time on June 17, 2013). The replay dial-in numbers are: U.S. toll free number +1-877-660-6853, or the international number +1-201-612-7415. After dial-in, listeners may use Conference ID “13581479” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in United Arab Emirates, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company’s products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company’s business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin

+86.139.6777.6556

+86.577.6581.7721

ljf@sorl.com.cn

Phyllis Huang

+86.151.6770.5972

+86.577.6581.7721

phyllis@sorl.com.cn

Kevin Theiss

Grayling

+1.646.284.9409

kevin.theiss@grayling.com

- Tables Follow -

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2014 and December 31, 2013

		March 31, 2014		December 31, 2013
		(Unaudited)		(Audited)
Assets
Current Assets
Cash and cash equivalents	US$	35,824,936	US$	28,241,983
Accounts receivable, net of provision		63,397,436		57,912,384
Bank acceptance notes from customers		13,168,857		20,186,787
Inventories		79,290,193		76,364,019
Prepayments		6,133,889		3,773,750
Current portion of prepaid capital lease interest		417,348		453,053
Other current assets		2,510,272		2,537,300
Deferred tax assets		1,513,474		1,392,955
Total Current Assets		202,256,405		190,862,231
Fixed Assets
Machinery		48,399,494		46,475,961
Molds		1,418,319		1,388,218
Office equipments		2,039,506		1,960,476
Vehicles		2,256,288		2,248,280
Buildings		9,103,713		8,910,501
Machinery held under capital lease		29,012,601		28,396,853
Less: accumulated depreciation		(46,829,883)		(44,175,888)
Property, plant and equipment, net		45,400,038		45,204,401
Leasehold improvements in progress		248,812		264,612

Land Use Rights, Net		14,627,244		14,409,170

Other Non-Current Assets
Intangible assets		180,125		176,302
Less: accumulated amortization		(133,051)		(126,031)
Intangible assets, net		47,074		50,271
Security deposits on lease agreement		1,857,670		1,818,244
Non-current portion of prepaid capital lease interest		292,144		371,355
Total Other Non-Current Assets		2,196,888		2,239,870
Total Assets	US$	264,729,387	US$	252,980,284

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable, including $963,642 and $810,310 due to related parties at March 31, 2014 and December 31, 2013, respectively.	US$	8,271,522	US$	13,290,282
Deposit received from customers		13,703,908		13,931,658
Short term bank loans		14,359,630		4,526,863
Income tax payable		395,087		494,658
Accrued expenses		10,592,393		10,066,969
Current portion of capital lease obligations		3,715,340		3,636,488
Other current liabilities, including $127,770 and $94,246 due to related parties at March 31, 2014 and December 31, 2013, respectively.		264,210		256,430
Total Current Liabilities		51,302,090		46,203,348
Non-Current Liabilities
Non-current portion of capital lease obligations		6,501,845		7,272,975
Total Non-Current Liabilities		6,501,845		7,272,975
Total Liabilities	US$	57,803,935	US$	53,476,323
Stockholders' Equity
Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of March 31, 2014 and December 31, 2013		-		-
Common stock - $0.002 par value; 50,000,000 authorized, 19,304,921 issued and outstanding as of
March 31, 2014 and December 31, 2013		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		10,900,180		10,609,435
Accumulated other comprehensive income		26,418,912		22,465,720
Retained earnings		107,023,678		104,544,120
Total SORL Auto Parts, Inc. stockholders' equity		186,580,393		179,856,898
Noncontrolling Interest In Subsidiaries		20,345,059		19,647,063
Total Equity		206,925,452		199,503,961
Total Liabilities and Stockholders' Equity	US$	264,729,387	US$	252,980,284

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
For The Three Months Ended on March 31, 2014 and 2013 (Unaudited)

		Three Months Ended March 31,
		2014		2013

Sales	US$	49,993,289	US$	41,318,160
Include: sales to related parties		290,077		238,181
Cost of sales		34,606,353		29,094,337
Gross profit		15,386,936		12,223,823
Expenses:
Selling and distribution expenses		5,705,494		4,408,499
General and administrative expenses		4,316,154		4,163,146
Research and development expenses		1,491,199		1,390,464

Total operating expenses		11,512,847		9,962,109

Other operating income		376,132		203,787

Income from operations		4,250,221		2,465,501

Other income		38,304		91,353
Financial expenses		(659,883)		(946,244)
Non-operating expenses		(51,907)		(68,077)

Income before provision for income taxes		3,576,735		1,542,533

Provision for income taxes		513,235		168,854

Net income	US$	3,063,500	US$	1,373,679

Net income attributable to noncontrolling interest in subsidiaries		293,197		140,300

Net income attributable to common stockholders		2,770,303		1,233,379

Comprehensive income:

Net income	US$	3,063,500	US$	1,373,679

Foreign currency translation adjustments		4,357,991		2,659,362

Comprehensive income		7,421,491		4,033,041

Comprehensive income attributable to noncontrolling interest in subsidiaries		697,996		403,391

Comprehensive income attributable to common shareholders	US$	6,723,495	US$	3,629,650

Weighted average common share - basic		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921

EPS - basic	US$	0.14	US$	0.06

EPS - diluted	US$	0.14	US$	0.06

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For The Three Months Ended on March 31, 2014 and 2013 (Unaudited)

		Three Months Ended March 31,
		2014		2013

Cash Flows from Operating Activities
Net income	US$	3,063,500	US$	1,373,679
Adjustments to reconcile net income to net cash from operating activities:
Allowance for doubtful accounts		299,798		221,346
Depreciation and amortization		1,853,310		1,948,518
Deferred income tax		(89,345)		(13,211)
Loss on disposal of fixed assets		(8,217)		-
Changes in Assets and Liabilities:
Accounts receivable		(4,438,919)		4,891,616
Bank acceptance notes from customers		7,375,687		2,609,107
Other currents assets		117,457		(1,019,272)
Inventories		(1,279,739)		(4,130,237)
Prepayments		(2,254,068)		(131,123)
Prepaid capital lease interest		131,368		43,827
Accounts payable and bank acceptance notes to vendors		(5,252,230)		(5,426,720)
Income tax payable		(109,066)		-
Deposits received from customers		(524,065)		1,785,251
Other current liabilities and accrued expenses		308,876		718,541
Net Cash Flows Provided By (Used In) Operating Activities		(805,653)		2,871,322

Cash Flows from Investing Activities
Acquisition of property and equipment		(966,568)		(965,846)
Proceeds of disposal of fixed assets		14,472		-

Net Cash Flows Used In Investing Activities		(952,096)		(965,846)

Cash Flows from Financing Activities
Proceeds from bank loans		20,196,632		21,363,325
Repayment of bank loans		(10,566,433)		(25,095,400)
Repayment of capital lease		(918,873)		(9,550,873)
Proceeds from capital lease		-		12,783,841

Net Cash flows Provided By (Used In) Financing Activities		8,711,326		(499,107)

Effects on changes in foreign exchange rate		629,376		562,588

Net change in cash and cash equivalents		7,582,953		1,968,957

Cash and cash equivalents- beginning of the year		28,241,983		41,253,353

Cash and Cash Equivalents - End of the period	US$	35,824,936	US$	43,222,310

Supplemental Cash Flow Disclosures:
Interest paid	US$	485,756	US$	613,129
Tax paid	US$	707,103	US$	649,625